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                                                                   EXHIBIT 10.46


                         TRANSITIONAL SERVICES AGREEMENT

          This Transitional Services Agreement (the "Agreement") is entered into on the tenth day of June, 1998, by and among HOMECOM COMMUNICATIONS, INC., a Delaware corporation (the "Service Provider"), and SAGE NETWORKS ACQUISITION CORP., a Delaware corporation, (the "Buyer").

          WHEREAS, Buyer and the Service Provider has entered into the Asset Purchase Agreement dated as of June 10, 1998, between Buyer and the Service Provider as Seller (the "Purchase Agreement");

          WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the parties hereto desire to provide for certain transition arrangements and services to be furnished by the Service Provider;

          WHEREAS, this Agreement is being executed in connection with the transactions contemplated by the Purchase Agreement; and

          WHEREAS, terms used herein that are not defined herein shall have the respective meanings set forth in the Purchase Agreement.

          NOW, THEREFORE, in consideration of the matters described in the foregoing recitals and the covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

          1. Use of Seller's Office Space and Data Facility. In connection with the transition arrangements contemplated herein, the Service Provider shall make available to Buyer such office space and space in its data facility leased by the Service Provider and located at Twelve Piedmont Center, Suite 110, 3495 Piedmont Road, N.E., Atlanta, Georgia 30305 (the "Transition Location") as Buyer shall reasonably request for a period ending December 31, 1998 (the "Transition Period"). The space to be included in the Transition Location is more specifically described in Exhibit A hereto. The space included in the Transition Location shall be fully furnished with furniture and equipment of the amount and kind that furnished the Transition Location during the two week period prior to the


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Closing Date. Such available space should in all events be sufficient for Buyer to continue to operate and maintain the Business during the Transition Period and shall include up to six offices. During the period from the date hereof to December 31, 1998, Buyer shall reimburse the Service Provider for one-half of its rent payable by Service Provider pursuant to and in accordance with the lease for the Transition Location which Service Provider represents is $11,993 per month; provided, however, that if the landlord for the Transition Location shall require the Buyer to vacate the Transition Location prior to the end of the Transition Period, Buyer's obligations to make such reimbursement shall terminate on the date that Buyer vacates the Transition Location. Buyer shall use its reasonable commercial efforts to provide the Service Provider with ten
(10) days prior notice of the date on which the Buyer will vacate the Transition Location if Buyer intends to vacate same prior to the end of the Transition Period. During the Transition Period, the Service Provider shall permit Buyer to use the Transition Location as an office and data facility. The fixed portion of the rent shall be due on the first day of each month. The variable portion of the rent, if any, shall be due ten days after the receipt of an invoice from the Service Provider.

          2. Transition Accounting and Billing Services. During the Transition Period (except during regular system back-ups), the Service Provider (a) shall provide access to the accounting and billing software and systems (including normal administrative and back-up functions) used by the Service Provider in the Business to the Buyer and (b) shall provide such transitional support and assistance in connection with the transfer of the accounting and billing records and systems for the Business to the Buyer's accounting and billing systems as shall be reasonably required by Buyer. The services provided pursuant to this paragraph shall include all necessary passwords and ongoing access to such services and systems. The services provided pursuant to this Section 2 shall be at no cost to the Buyer.

          3. Internet Services. During the Transition Period, the Service Provider shall make available to Buyer all local loop and internet connectivity services (the "Connectivity Services") presently used or projected to be used by Service Provider in connection with the Business (as such term is defined in the Purchase Agreement),


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including, without limitation the services provided pursuant to the Service
Provider's Internet Access Agreement for Resellers dated May 9, 1996 and with networkMCI, Inc. dated May 9, 1996 and CRL Network Services Communications Services Agreement dated January 14, 1997 and Internet Service Authorization dated January 15, 1997 with CRL Network. All Connectivity Services shall have an availability during the Transition Period as set forth in Exhibit A. During the time that the Buyer occupies the Transition Location, Buyer shall reimburse the Service Provider for the Connectivity Services in an amount equal to sixty-five percent (65%) of the Service Provider's total costs for local loop and internet services. The Buyer shall pay the costs of any additional local loop and internet services required to service other customers of Buyer, if any, which Buyer transfers from another location to the Transition Location.

          4. Technical Transition Support. During the Transition Period, the Service Provider shall provide such cooperation, assistance and technical support to the Buyer as shall be reasonably required by Buyer in connection with the Business, including, but not limited to the support described on Exhibit A. The services provided pursuant to this Section 4 shall be at no cost to the Buyer.

          5. Telephone Services. (a) During the Transition Period, the Service Provider shall make all local and long distance telephone service (including, without limitation all 800 numbers) presently used or projected by the Service Provider to be used in connection with the Business available to the Buyer. Buyer shall reimburse the Service Provider for its actual costs incurred in connection with such local and long distance telephone service promptly upon receipt of the invoices therefor from the Service Provider.

          (b) The Service Provider shall provide the Buyer with reasonable access to its Siemens telephone system and automated attendant service and will cooperate with Buyer (i) in connection with the reconfiguration of such system to provide separate telephone service to Buyer during the Transition Period and
(ii) to secure additional equipment, connections and other services from Siemens or otherwise in the same time and manner as such equipment, connections and service are provided to the Service Provider. Any such reconfiguration (including returning such system to its


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original configuration) and additional equipment, connections and services shall be at the cost of the Buyer.

     (c) Until December 31, 1999 the Service Provider will maintain an automated attendant message containing Buyer's telephone numbers and call transfer information on Service Provider's automated attendant service.

(d) After the Buyer vacates the Transition Location, until December 31, 1999, the Buyer will maintain an automated or attended message service on the 800 number included as a Purchased Asset (as defined in the Purchase Agreement) containing the Service Provider's telephone numbers and call transfer information. Service Provider shall reimburse the Buyer for its actual costs incurred in connection with such 800 number promptly upon receipt of the invoices therefor from the Buyer.

          6. Assistance with Audit. The Service Provider will make its personnel and accounting records and workpapers available to Buyer and Buyer's independent auditors as may be reasonably required in connection with Buyer's audit of the Business. In addition the Service Provider will (i) prepare the financial statements for the Business for the years ending and as at December 31, 1995, 1996 and 1997 and for the period ending on and as at the Closing Date and provide such other information as Buyer's independent auditors may request in connection with preparing such audit, in each case on or before June 15, 1998,
(ii) retrieve all detail items selected for audit on a timely basis and (iii) provide in writing, at the request of such auditors, such representations and other documents required by such auditors in connection with their certification of such audit and the use of such audit by Buyer.

          7. Security and Background Checks. If the Service Provider requires security and background check for its personnel, Buyer agrees that the Service Provider may request reasonable security and background checks for any personnel hired by Buyer who were not previously employed by the Service Provider prior to allowing any such personnel access to the Service Provider's network operations center. Buyer will follow Service Provider's reasonable security procedures for the network operations center.


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          8. Notice of Customer and Vendor Issuers. The Service Provider shall provide Buyer with notice of any customer communications or complaints relating to the Business and any issues or potential issues with vendors, in each case, promptly after Service Provider becomes aware of such communications, complaints or issues in the normal course of business.

          9. Indemnification. (a) Except as expressly provided herein, Buyer does not assume, agree to pay, perform or discharge or otherwise have any responsibility for any obligation or liability with respect to the Transition Location or any of the Service Provider's personnel.

     (b) The Service Provider agrees to indemnify, defend and hold Buyer harmless from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, judgments, settlement payments, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, reasonable fees and disbursements of counsel and other experts, and the cost to Buyer of seeking indemnification of any funds expended by reason of any of the events specified in this Section 9) (the "Buyer Losses") incurred or suffered by Buyer based upon, arising out of or otherwise in respect of the Transition Location other than those proven by the Service Provider to have been caused by Buyer (including, without limitation, any Buyer Losses with respect to Environmental Laws not proven by the Service Provider to have been caused by Buyer), whether or not such Buyer Losses occur, arise or are discovered during Buyer's use of the Transition Location.

     (c) The Buyer agrees to indemnify, defend and hold the Service Provider harmless from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, judgments, settlement payments, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, reasonable fees and disbursements of counsel and other experts, and the cost to the Service Provider of seeking indemnification of any funds expended by reason of any of the events specified in this Section 9) (the "Service Provider Losses") incurred or suffered by the Service Provider caused by Buyer (including, without limitation, any Service Provider Losses with respect to Environmental Laws proven by the Service Provider to have


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been caused by Buyer), whether or not such Service Provider Losses occur, arise or are discovered during Buyer's use of the Transition Location.

     (d) The obligations of the Company pursuant to Section 2(B) hereof and the obligations of the Buyer pursuant to Section 2(C) hereof shall, in each case, be limited to an aggregate amount not in excess of the Purchase Price (as defined in the Purchase Agreement).

          10. Specific Performance. Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

          11. Notices. All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if sent by telefax (with confirming telefax receipt) or delivered by recognized courier service (with receipt acknowledged) to the parties hereto at the following addresses:

     If to Buyer:

          Sage Networks Acquisition Corp.
          215 First Street
          Cambridge, Massachusetts  02142
          Attention:  Chief Operating Officer


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                    and

          Sage Networks, Inc.
          c/o McCarthy, Fingar, Donovan, Drazen & Smith, L.L.P.
          11 Martine Avenue - 12th Fl.
          White Plains, New York  10660
          Attention:  Bruce S. Klein, Esq.
                      General Counsel

          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, NY  10019-6092
          Attention:  E. Ann Gill, Esq.

     If to the Service Provider:

          HomeCom Communications, Inc.
          14 Piedmont Center, Suite 100
          3535 Piedmont Road
          Atlanta, Georgia  30305
          Attention:  General Counsel

          with a copy to:

          Sims Moss Kline & Davis LLP
          Suite 310 - 400 Northpark Town Center
          1000 Abernathy Road, N.E.
          Atlanta, Georgia  30328
          Attention:  Raymond L. Moss, Esq.

or to such other address as any party shall furnish to the other by notice given in accordance with this Section 11. Each such notice, request, demand, application, service of process and other communication shall be deemed to have been given only when actually received by the addressee.

          12. No Assignment; Successors. This Agreement is not assignable by either party hereto without the prior written consent of the other party; provided, however, that Buyer may assign this agreement to any Affiliate of Buyer and after December 31, 1998, the Service Provider may assign this Agreement to any Affiliate of Service Provider. This Agreement shall inure to the benefit of and be binding upon Service Provider and Buyer and their successors and


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permitted assigns and any third party which succeeds to all or substantially all of the assets and business of either such party.

          13. No Benefit to Others. The covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, and they shall not be construed as conferring any rights on any other persons.

          14. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

          15. Choice of Law. This Agreement shall be governed by and interpreted under the laws of the State of Georgia without giving effect to any conflict of laws provisions.

          16. Separability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be separable.

          17. Force Majeure; Cure Periods. (a) Neither party hereto shall be deemed to be in breach of this Agreement as a result of the occurrence of any of the following: if by reason of acts of God; strikes; lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the Government of the United States, of the State of Georgia or of the State of New York, or any department, agency, political subdivision, court or official of either of them, or any civil or military authority; insurrections; riots; epidemics; landslides; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of such party, a party hereto is unable in whole or in part to carry out any one or more of its agreements or obligations contained in this Agreement, other than the obligations of such party make payments to the other party hereunder, such party shall not be deemed in breach of this Agreement by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the


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continuance of such inability. Any failure of a party hereto to perform its obligations to make payments hereunder shall constitute a breach of this Agreement regardless of the reason for such failure to perform.

     (b) A party hereto may exercise its remedies at law and equity with respect to any breach of (i) any provision of this Agreement, which breach materially and adversely affects the Buyer's ability to conduct its Web hosting business which remains uncured after 24 hours receipt by the Service Provider of written notice from Buyer advising it with specificity of such breach, unless within 48 hours of such notice such breach is cured or (ii) any other material provision of this Agreement, which breach remains uncured following a reasonable period in the light of the circumstances of such breach after receipt by the party in breach of written notice from the other party advising it with specificity of such breach, unless within such period the party in breach commenced curing such breach and continues to act diligently until such breach is cured.


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          IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                            SAGE NETWORKS ACQUISITION CORP.,
                                                 as Buyer


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                            HOMECOM COMMUNICATIONS, INC.,
                                                 as Seller

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:







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                                                                       EXHIBIT A


     SPACE INCLUDED IN TRANSITION LOCATION. The Buyer will have full access to all areas of the Service Provider's data facility on a 24 hour, seven day a week basis.

     The Buyer will have access to the Service Provider's switches and SNMP monitoring system in order to verify the Service Provider's calculations of the reimbursements pursuant to Section 3. Monitoring capabilities will be provided with the assistance of the Service Provider.

     ACCOUNTING AND BILLING SERVICES. The Service Provider will provide passwords and ongoing access to its Platinum accounting systems so that customer accounts can be monitored. The Buyer will have access to Service Provider's accounting personnel and books and records relating to the Business during normal business hours.

     AVAILABILITY. Network uptime will meet or exceed 99.0% on a monthly basis. If network uptime for any one month is less than 99.0%, Buyer will not be required to pay for bandwidth costs for that particular month. Network uptime is defined as the periods when Buyer has access to the internet via the Service Provider's network hardware and the Service Provider's internet bandwidth.

     The Service Provider will continue to provide back-up and other network system administration functions for any hardware and software with respect to which it currently provides these services for the Business. The Buyer will use its reasonable commercial efforts to obtain its own back-up and other network system administrative function following the Closing Date (as defined in the Purchase Agreement).

     TECHNICAL SUPPORT. The Service Provider will provide all support reasonably required by Buyer for all software applications that are being acquired by the Buyer, including but not limited to, the HostAmerica Web site, the Customer Control Panel, the Customer Access database, provisioning systems, and the application that calculates customer surcharges for bandwidth and disk space. The Service Provider will provide any available documentation and assist the Buyer in understanding the operations of the software applications.

     The Service Provider is installing a redundant T3 connection to the internet. The Buyer's servers will have connectivity to such redundant T3 following installation by the Service Provider. Buyer's servers will also have connectivity to the Service Provider's existing T1 and T3 services.


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     The Service Provider will make the Buyer part of its page alert system so that the Buyer will be notified of network problems, in the same manner that employees of the Service Provider are currently notified of network problems.

     The Service Provider will provide the Buyer with the capability to telnet to the Service Provider's and the Buyer's servers through the Service Provider's security systems. The Buyer will supply the Service Provider with a list of people who will need this access and the Service Provider will add such people to the Service Provider's authentication method.





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